CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 81 to the Registration Statement of Franklin Custodian Funds, Inc. on Form N-1A, File No. 2-11346, of our report dated November 1, 1999, on our audit of the financial statements and financial highlights of Franklin Custodian Funds, Inc., which report is included in the Annual Report to Shareholders for the year ended September 30, 1999, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."



                                                /s/ PricewaterhouseCoopers LLP
                                                PricewaterhouseCoopers LLP


San Francisco, California
January 28, 2000